Exhibit 99.3

Filed by PropTech Acquisition Corporation pursuant to

Rule 425 under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12

under the Securities Exchange Act of 1934

Subject Company: PropTech Acquisition Corporation

Commission File No. 001-39142

The Next Step in Our Journey

July 31, 2020

Matt Ehrlichman

Today I’m excited to announce our plans for the next step in Porch’s journey. We’re in the process of merging with PropTech Acquisition Corporation, which will result in Porch becoming a public company listed on the NASDAQ later this year.

This is a moment our team has quietly been building towards for the better part of the last four years. Over this period, Porch has remained largely out of the media. We’ve been heads-down, reinventing the company as a vertical software platform for the home. What a ride it’s been.

The home is the largest investment most of us make in our lives. And yet, it is painful, still. Moving is the third most stressful time in life and owning a home is more difficult than renting. As we look toward the future, we know we can make it better.

To bring that vision into reality, we partner closely with the companies that make home services work. These are the real champions who are there to help homeowners through the journey with the home. The home inspection and moving companies. The contractors to get projects done. Not only do we provide software and services to these companies, we are committed to helping them improve their customer experience. When their customers are moving, we serve as the Moving Concierge (now assisting 27% of all US homebuyers each month!) to help with everything from insurance, to TV/internet, to handling any type of move, and to getting the TV mounted for the first weekend movie.

It has been an amazing success so far and I couldn’t be more proud to celebrate this milestone with my team who has battled and persevered with me. But it is just that—a milestone—in a long journey.

How we got here

Porch’s story begins back in 2012. After selling my first company (Thriva) and helping build the acquirer (Active Network) through its IPO, I planned on taking a year off. I knew I still wanted to go build one more company—something great that would make a dent in the world—but first, I wanted to take some time so my wife and I could enjoy the process of building our dream home.

As we went through that process, we experienced the same pain as so many millions of homeowners. The frustration, lack of transparency and reliability made it clear to me that this was the problem I needed to solve and that I needed to start right away. So I gathered a small team in the basement of my Seattle rental home, and Porch was born.

The evolution of the Porch marketplace

Porch started as a marketplace for home services. We grew it aggressively over the next couple years, executing a nationwide rollout and developing deep partnerships with many of the largest and most well-known brands in the industry.

As the marketplace grew, we uncovered challenges with the business model that made it difficult for the company to achieve the level of scale and impact to which Porch aspires.

Namely, we learned that even when we delighted a customer with a single home project, lifetime value from that individual tended to stay relatively low. It turns out most homeowners simply don’t do that many projects in a year even when they’re happy with their previous project. We also realized that we didn’t want to be dependent on the classic direct-to-consumer channels.

This understanding prompted the key shift over four years ago that has brought Porch to where it is today.

Vertical software platform and beyond

We decided to focus not only on building deep relationships with homeowners, but with the companies that power the home services space as well. In particular, we focused on companies who serve homeowners at the earliest stages of their homeownership journey.

We realized if we could provide vertically-integrated software, services and demand to these companies, we could help them grow their business and improve overall customer experience. In turn, through these relationships Porch is introduced to homebuyers at the earliest stages of the process, allowing us to help consumers through the entire lifespan of their home—from moving to improving and everything in between.

Today, Porch is the leading vertical software platform for the home. We provide software and services to more than 11,000 home services companies including home inspectors, moving companies, real estate agencies, utility companies, and home warranty companies. Through these relationships and our multiple brands, Porch provides a moving concierge service to homebuyers, helping them save time and make better decisions on critical services. These include insurance, moving, security, TV/internet, and ongoing home maintenance, repair, and improvement projects post-move.

How does this all add up?

As of today’s announcement, Porch is involved with 2 out of every 3 US homebuyers each month, operates as a nationwide insurance agency, and is the largest collective provider of moving services in the United States.

To learn more about Porch’s vertical software platform and our family of brands, visit our corporate website at porchcorp.com.

Thank you to the entire Porch team

Going public is simply a financing event and only one step in our journey. But it’s an important step that gives us a bigger platform and allows us to move faster toward our goals.

From the beginning, the foundation of Porch had very literal undertones, as it began in the basement of my rental home. And yet, throughout the journey of adding valued partners, adapting our business model, and scaling effectively, it’s the metaphorical foundation that allowed us to get to where we are today: our guiding values like “no jerks, no egos”.

Because of that foundation, we’ve been able to build a team and company I’m incredibly proud of and grateful for every single day. I remain excited for what today’s step will bring us, and remain ever confident in our ability to rise to new heights.

Another of our values is “Together we win”. Today is one of those victories.

To our customers: thank you for your trust, loyalty, ideas, and energy.

To my Board: thank you for battling with me and for your true partnership.

To my investors: thank you for believing in me along the way when it wasn’t always so clear.

To my family: thank you for supporting me.

And to my team: thank you for this major accomplishment.

Onward,

/s/ Matt Ehrlichman

Matt Ehrlichman

Founder & CEO, Porch

Additional Information

The proposed transactions will be submitted to stockholders of PropTech Acquisition Corporation (“PTAC”) for their consideration and approval at a special meeting of stockholders. In connection with the proposed transactions, PTAC intends to file a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”), which will include a preliminary and a definitive proxy statement / prospectus to be distributed to PTAC stockholders in connection with PTAC’s solicitation for proxies for the vote by PTAC’s stockholders in connection with the proposed transactions and other matters as described in such Registration Statement, as well as the prospectus relating to the offer of the securities to be issued to stockholders of Porch.com, Inc. (the “Company”) in connection with the completion of the business combination. After the Registration Statement has been filed and declared effective, PTAC will mail a definitive proxy statement / prospectus and other relevant documents to its stockholders as of the record date established for voting on the proposed transactions. Investors and security holders of PTAC are advised to read, when available, the preliminary proxy statement, and any amendments thereto, and the definitive proxy statement in connection with PTAC’s solicitation of proxies for its special meeting of stockholders to be held to approve the proposed transaction because the proxy statement / prospectus will contain important information about the proposed transaction and the parties to the proposed transaction. Stockholders will also be able to obtain copies of the proxy statement / prospectus, without charge, once available, at the SEC’s website at www.sec.gov or by directing a request to: PropTech Acquisition Corporation, 3485 N. Pines Way, Suite 110, Wilson, WY 83014.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Participants in the Solicitation

PTAC and the Company and their respective directors, executive officers, other members of management, and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of PTAC’s stockholders in connection with the proposed transaction. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of PTAC’s stockholders in connection with the proposed business combination will be set forth in PTAC’s registration statement / proxy statement when it is filed with the SEC. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed transaction of PTAC’s directors and officers in PTAC’s filings with the SEC, including PTAC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on March 20, 2020, and such information will also be in the Registration Statement to be filed with the SEC by PTAC, which will include the proxy statement / prospectus of PTAC for the proposed transaction.

Forward-Looking Statements

Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “may”, “should”, “would”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “seem”, “seek”, “continue”, “future”, “will”, “expect”, “outlook” or other similar words, phrases or expressions. These forward-looking statements include statements regarding PTAC’s or the Company’s industry, future events, the proposed transaction between PTAC and the Company, the estimated or anticipated future results and benefits of the combined company following the proposed transaction, including the likelihood and ability of the parties to successfully consummate the proposed transaction, future opportunities for the combined company, and other statements that are not historical facts. These statements are based on current expectations and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties regarding PTAC’s and the Company’s businesses and the proposed transaction, and actual results may differ materially. These risks and uncertainties include, but are not limited to, changes in the business environment in which PTAC and the Company operate, including inflation and interest rates, and general financial, economic, regulatory and political conditions affecting the industry in which PTAC operates; changes in taxes, governmental laws, and regulations; competitive product and pricing activity; difficulties of managing growth profitably; the loss of one or more members of PTAC’s or the Company’s management teams; the inability of the parties to successfully or timely consummate the proposed transaction, including the risk that the required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions (including uncertainties related to the impact of COVID-19 on the combined company’s business, operations and employees) that could adversely affect the combined company or the expected benefits of the proposed transaction or that the approval of the stockholders of PTAC is not obtained; failure to realize the anticipated benefits of the proposed transaction, including as a result of a delay in consummating the proposed transaction or a delay or difficulty in integrating the businesses of PTAC and the Company; uncertainty as to the long-term value of PTAC’s common stock; those discussed in the PTAC’s Annual Report on Form 10-K for the year ended December 31, 2019 under the heading “Risk Factors”, as updated from time to time by PTAC’s Quarterly Reports on Form 10-Q and other documents of PTAC on file with the SEC or in the proxy statement / prospectus that will be filed with the SEC by PTAC. There may be additional risks that PTAC presently does not know or that PTAC currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements provide expectations, plans or forecasts of future events and views as of the date of this communication. PTAC and the Company anticipate that subsequent events and developments will cause these assessments to change. However, while PTAC and the Company may elect to update these forward-looking statements at some point in the future, PTAC and the Company specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing PTAC’s or the Company’s assessments as of any date subsequent to the date of this communication.

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